Exhibit 99.1
MEDIA RELEASE

Fisher Communications, Inc. Reports Fourth Quarter and Year End
Financial Results for Fiscal 2008

SEATTLE, WA – (MARKETWIRE) – March 12, 2009 – Fisher Communications, Inc. (NASDAQ: FSCI) today reported its financial results for the fourth quarter and the fiscal year ended December 31, 2008.

2008 Fourth Quarter Summary

The deepening economic recession and its impact on advertising spending continued to affect the Company’s financial performance in the fourth quarter of 2008. Strong political revenue accompanied by continued improvement in key performance metrics offset broad declines in core advertising categories:

•	Television revenue increased 12% in the fourth quarter of 2008 compared with the same period last year.

•	Strong political revenue in the quarter drove same-station television revenue 3.8% higher in the fourth quarter of 2008 compared with the same period last year, despite significant declines in key advertising categories including Automotive (down 44%) and Retail (down 12%).

•	Despite virtually no Presidential campaign spending in Fisher markets, gross television political revenue increased $8.5 million from the fourth quarter of 2007 to $13.8 million in the fourth quarter of 2008.

•	Television broadcast cash flow (BCF) margin was 40% in the quarter, unchanged from the fourth quarter of 2007.

•	Fisher’s television stations continued to see ratings improvement. In the November ratings period:

•	Fisher stations ranked either #1 or #2 in early evening news in five out of seven markets and in primetime in six out of seven markets.

•	Fisher stations held or improved their late news market rank in the coveted Adults 25-54 demographic.

•	The Company negotiated retransmission consent agreements in the fourth quarter that are expected to favorably impact cash flow in 2009.

•	The Company recorded a non-cash equity investment, goodwill and intangible asset impairment charge of $78.2 million in the fourth quarter as a result of an interim impairment assessment under FAS 142.

2008 Full Year Summary

Despite substantial weakness in core advertising categories, particularly in the third and fourth quarters, the Company’s same station revenue increased year over year:

•	Television revenue increased 12% in 2008 compared to 2007.

•	Same-station television revenue increased 2.7% in 2008 compared to 2007, driven by strong political revenue in the third and fourth quarters offsetting significant declines in key advertising categories including Automotive (down 26%) and Retail (down 12%).

•	Despite virtually no Presidential campaign spending in Fisher markets, the Company recorded gross television political revenue of $22.0 million in 2008, an increase from $6.7 million in 2007.

•	Television BCF margin improved to 30%, from 29% in 2007.

•	Reflecting the Company’s on-going commitment to improving ratings and selling effectiveness, nearly all of Fisher’s television and radio stations increased their market share this year, including a nearly 400 basis point gain at the Bakersfield duopoly.

•	Revenue and BCF for the Company’s Univision stations increased 24% and 52%, respectively, from 2007.

•	The Company paid a special cash dividend of $3.50 per share on August 29, 2008.

•	Fisher completed the sale of its remaining shares of common stock of Safeco Corporation in the second and third quarters, which resulted in a pre-tax gain of $152.6 million in 2008.

Goodwill, Intangible Asset, and Equity Investment Impairment

During the fourth quarter, the Company assessed the carrying amount of its equity investments as well as intangible assets and goodwill pursuant to FAS 142. Given the rapid economic deterioration and decrease in the Company’s stock price during the quarter, the Company conducted the assessment as of year end. As a result of its analysis, the Company recorded a pre-tax, non-cash equity investment, intangible asset, and goodwill impairment charge of $78.2 million in the quarter.

Termination of Senior Credit Facility and Repurchase of Senior Notes

The Company’s Board of Directors continues to closely monitor the market conditions to identify strategic opportunities to reduce its debt. During the fourth quarter, the Board authorized the repurchase of a portion of the Company’s outstanding Senior Notes. In addition, the Company terminated its $20 million Senior Credit Facility (“Revolver”) on December 19, 2008. The Revolver placed restrictions on, among other things, the Company’s ability to repurchase its Senior Notes. In the first quarter of 2009, the Company repurchased $15.15 million in aggregate principal amount of its 8.625% senior notes due in 2014, for total consideration of $13.05 million in cash. The Company will record a gain of $1,792,000 in 2009 in connection with these repurchases, net of a charge for related unamortized debt issuance costs of $308,000.

Commentary on the Fourth Quarter and Year End

Fisher President and Chief Executive Officer Colleen B. Brown commented, “The economic slowdown deepened in the fourth quarter, which resulted in further declines in advertising spending, most notably in the key categories of Automotive and Retail. Despite the weakening advertising picture, Fisher was able to increase same-station revenue, in the fourth quarter as well as 2008 as a whole, due to strong political spending and improved market share in a majority of our markets.

“In this weak economic environment, we will remain focused on improving our operational performance. We will continue to aggressively compete for every advertising dollar and strategically identify new streams of revenue, including retransmission from our distribution partners, our Internet platform and our digital spectrum. We also will maintain a disciplined focus on containing costs, but are mindful of avoiding decisions that will undermine the significant momentum we have achieved in improving our operations over the past several years.”

Fourth Quarter Results

Consolidated Results

Revenues for the fourth quarter of 2008 were $47.7 million, compared to revenues of $44.5 million in the fourth quarter of 2007, a 7.2% increase. The increase was primarily due to the addition of KBAK and KBFX in Bakersfield, California, acquired on January 1, 2008. Strong political revenue of $14.2 million (gross) also accounted for the increased revenue.

Loss from operations was $69.3 million for the quarter, compared with income from operations of $8.5 million during the same period in 2007. The decrease was due primarily to the $78.2 million non-cash impairment charge. Excluding the impairment charge, the Company would have recorded income from operations of $8.9 million. EBITDA totaled $12.4 million for the fourth quarter of 2008, a 9.2% increase from the fourth quarter of 2007. Net loss for the fourth quarter was $47.7 million, or $5.46 per share, compared to net income of $31.4 million or $3.60 per share in the fourth quarter of 2007.

Television Results

For the fourth quarter of 2008, the Television segment reported revenues of $37.9 million, a 12% increase over the $33.7 million generated in the comparable period of 2007. TV BCF was $14.5 million, compared with $13.2 million in the same period of 2007, an increase of 9%. The Company reported a TV BCF margin of 40% in the quarter.

During the fourth quarter, the Television segment recorded $13.8 million of political revenue, compared to $5.3 million during the same period last year, an increase of 159%. Fisher also generated $864,000 in total retransmission consent revenue in the fourth quarter, an increase of 31% from the fourth quarter of 2007.

On a same-station basis, Fisher’s 2008 fourth quarter Television segment revenue (which includes Internet) was $35.0 million compared with $33.7 million for the same period in 2007, an increase of 3.9%. The increase was primarily attributable to higher political revenue. Same-station results exclude the operating results from KBAK-TV and KBFX-CA, the CBS and FOX affiliates, respectively, serving the Bakersfield, California market, which were acquired on January 1, 2008.

Radio Results

For the fourth quarter of 2008, the Radio segment reported revenues of $6.6 million, a decrease of 18.3% from the $8.0 million earned in the comparable period of 2007. Loss from operations was $1.0 million, compared with income from operations of $1.3 million in the fourth quarter of 2007. The decrease in revenue and increase in loss from operations was primarily attributable to an 18% decrease in Seattle market revenue.

Fisher Plaza Results

For the fourth quarter of 2008, the Plaza segment reported revenues of $3.3 million, an 18% increase over the $2.8 million generated in the fourth quarter of 2007. Income from operations was $1.3 million, an increase of $482,000 and 57% compared to the same period in 2007. The increases were largely attributable to higher rent and service fees associated with a new tenant who began occupancy on January 1, 2008. Occupancy remained unchanged, year over year, at 97% at the end of the fourth quarter of 2008.

2008 Results

Consolidated Results

The Company recorded revenue of $173.8 million in 2008, compared to $162.3 million in 2007, a 7.1% increase. The increase in revenue was primarily due to the addition of KBAK and KBFX in Bakersfield, California, acquired on January 1, 2008.

Loss from operations was $72.1 for 2008, compared with income from operations of $14.8 million in 2007. This decrease was due primarily to the non-cash impairment charge recorded in the fourth quarter as well as lower radio revenues. Excluding the impairment charge, the Company would have recorded income from operations of $6.1 million in 2008. EBITDA totaled $25.6 million for 2008, a 5.8% decrease from 2007. Net income for 2008 was $44.7 million, or $5.11 per share, compared to $31.9 million, or $3.65 per share in 2007.
Television Results

The Television segment reported revenues of $124.0 million in 2008, a 12% increase over the $110.8 million generated in 2007. TV BCF was $35.6 million, compared with $31.8 million in 2007, an increase of 12%. The Company reported a TV BCF margin of 30% in 2008, an increase from 29% in 2007.

The Television segment recorded $22.0 million of political revenue in 2008, compared to $6.7 million in 2007, an increase of 228%. Fisher also generated $3.1 million in total retransmission consent revenue in 2008, an increase of 20% from the prior year.

On a same-station basis, Fisher’s Television segment revenue (which includes Internet) was $113.8 million in 2008, compared with $110.8 million in 2007, an increase of 2.7%. The increase was primarily attributable to higher Internet revenue and stronger than expected political revenue.

Radio Results

The Radio segment reported revenues of $36.7 million in 2008, a decrease of 9% from the $40.3 million earned in 2007. Loss from operations was $4.6 million, compared with income from operations of $1.0 million in 2007. The decrease in revenue and increase in loss from operations was primarily attributable to a 10% decrease in Seattle market revenue as well as a decrease associated with the broadcast of Seattle Mariners baseball games, which was down 12% from 2007. Excluding the impact of the Mariners, revenue was down 7% from 2007. 2008 was the final year of Fisher’s commitments under the broadcast rights agreement with the Seattle Mariners.

Fisher Plaza Results

The Plaza segment reported revenues of $13.1 million in 2008, a 16% increase over the $11.3 million generated in 2007. Income from operations was $5.5 million, an increase of $1.4 and 35% from prior year.

Fourth Quarter and 2008 Conference Call

Fisher will host a conference call today at 1:00 p.m. (PDT). Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 1-866-271-5140; confirmation code 42592183. A live audio webcast of the call will be accessible to the public on Fisher’s Web site, www.fsci.com. A recording of the webcast will subsequently be archived on the Web site and available for replay for one week following the call. An audio replay of the call can be accessed for one week by dialing 1-888-286-8010 and entering confirmation code 23092195.

Definitions and Disclosures Regarding Non-GAAP Financial Information

Broadcast cash flow is calculated as income (loss) from operations plus amortization of program rights, depreciation and amortization, non-cash charges, Internet and corporate expenses minus payments for broadcast rights, amortization of non-cash benefit resulting from a change in national advertising representation firm and non-convergence Internet revenue.

EBITDA is calculated as income from operations plus amortization of program rights, depreciation and amortization, stock-based compensation, and non-cash charges minus payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.

Broadcast cash flow and EBITDA results are non-GAAP financial measures. The Company believes the presentation of these non-GAAP measures is useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Fisher Communications, Inc.

Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), 7 low power television stations and 8 radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provide and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2007, which we have filed with the Securities and Exchange Commission, and in our Annual Report on Form 10-K for the year ended December 31, 2008, which we expect to file with the SEC on March 16, 2009.

Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

			Twelve months ended		Three months ended
			December 31		December 31
(in thousands, except per-share amounts) Unaudited		2008	2007	2008	2007
	-
Revenue		$173,791	$162,266	$47,745	$44,521
Costs and expenses
Direct operating costs		69,810	62,054	17,130	15,627
Selling, general and administrative expenses		65,859	55,243	15,784	15,625
Impairment of goodwill and intangible assets		76,742	—	76,742	—
Impairment of investment in equity investee		1,468	—	1,468	—
Amortization of program rights		19,288	18,686	2,470	1,882
Depreciation and amortization		12,703	11,518	3,413	2,864
		245,870	147,501	117,007	35,998

Income (loss) from operations		(72,079)	14,765	(69,262)	8,523
Other income, net		156,570	45,688	764	42,005
Interest expense		(13,928)	(13,671)	(3,585)	(3,449)
Income (loss) from continuing operations before income taxes		70,563	46,782	(72,083)	47,079
Provision (benefit) for federal and state income taxes		24,833	15,903	(24,710)	15,411

Income (loss) from continuing operations		5,730	30,879	(47,373)	31,668
Income (loss) from discontinued operations, net of income taxes		(1,072)	995	(352)	(272)
Net income (loss)		$44,658	$31,874	$(47,725)	$31,396

Income (loss) per share:
From continuing operations		$5.23	$3.54	$(5.42)	$3.63
From discontinued operations		(0.12)	0.11	(0.04)	(0.03)
Net income (loss) per share		$5.11	$3.65	$(5.46)	$3.60

Income (loss) per share assuming dilution:
From continuing operations		$5.23	$3.54	$(5.42)	$3.63
From discontinued operations		(0.12)	0.11	(0.04)	(0.03)
Net income (loss) per share assuming dilution		$5.11	$3.65	$(5.46)	$3.60

Weighted average shares outstanding		8,732	8,723	8,735	8,725
Weighted average shares outstanding assuming dilution		8,735	8,728	8,738	8,731
Dividends declared per share		$3.50	$—	$—	$—

Reclassifications
Certain amounts in the 2007 condensed consolidated statements of operations have been reclassified to conform to the 2008 presentation. Certain employment-related expenses totaling approximately $1.5 million and $6.0 million for the three and twelve months ended December 31, 2007, respectively, which were previously reported within “Selling, general and administrative expenses,” are now reported within
“Direct operating costs.”

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS	December 31
(in thousands) Unaudited	2008	2007
Assets
Current assets	$30,408	$47,619
Marketable securities, at market value	769	129,223
Other assets	91,676	163,084
Property, plant and equipment, net	148,440	146,008

Total assets	$371,293	$485,934

Liabilities and stockholders’ equity
Current liabilities	$25,503	$29,571
Long-term debt	150,000	150,000
Deferred income taxes	—	45,274
Other liabilities	31,046	27,692

Total Liabilities	$206,549	$252,537

Stockholders’ equity, other than accumulated other comprehensive income	167,625	152,718
Accumulated other comprehensive income, net of income taxes	(2,881)	80,679

Total stockholders’ equity	164,744	233,397

Total liabilities and stockholders’ equity	$371,293	$485,934

	Fisher Communications, Inc.
	GAAP to Non-GAAP Reconciliations
	(in thousands)
The following table provides a reconciliation of income (loss) from operations to EBITDA in each of the periods presented:
	Twelve Months ended December 31		Three Months ended December 31

	2008	2007	2008	2007

Income (loss) from operations
(per GAAP, Statements of Operations)	$(72,079)	$14,765	$(69,262)	$8,523
Add:

Amortization of program rights	19,288	18,686	2,470	1,882
Depreciation and amortization	12,703	11,518	3,413	2,864
Stock-based compensation	918	733	253	219
Impairment of goodwill, intangibles and equity investment	78,210	—	78,210	—
Non-cash charge resulting from forfeiture of
non-refundable deposit	1,000	—	—	—
Net non-cash charge resulting from change
in national advertising representation firm	4,990	—	—	—
Subtract:

Payments for television and radio broadcast rights	18,154	17,645	2,305	1,905
Amortization of non-cash benefit resulting from change
in national advertising representation firm	1,264	869	366	217

EBITDA (Non-GAAP)	$25,612	$27,188	$12,413	$11,366

EBITDA as a percentage of Revenue	14.7%	16.8%	26.0%	25.5%

The following table provides a reconciliation of television segment income from operations to television segment broadcast cash flow in each of the periods presented:
	Twelve Months ended December 31		Three Months ended December 31

	2008	2007	2008	2007

Television segment income from operations (per GAAP)	$61,276)	$9,866	$(66,159)	$9,984
Add:

Amortization of program rights	8,538	8,186	2,470	1,882
Depreciation and amortization	8,053	6,990	2,059	1,747
Impairment of goodwill, intangibles and equity investment	76,800	—	76,800	—
Net non-cash charge resulting from change in national
advertising representation firm	4,990	—	—	—
Corporate and internet expenses	10,063	7,237	2,462	2,105
Subtract:

Payments for television broadcast rights	8,404	8,145	2,305	1,905
Amortization of non-cash benefit resulting from change
in national advertising representation firm	1,264	869	366	217
Non-convergence internet revenue	1,943	1,470	507	379

Television segment Broadcast Cash Flow (Non-GAAP)	$35,557	$31,795	$14,454	$13,217

Television segment Broadcast Cash Flow as a percentage of Revenue	29.6%	29.2%	39.9%	39.9%

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